Exhibit 10.9

TERMINATION AND TRANSITION AGREEMENT

This TERMINATION AND TRANSITION AGREEMENT (this “Agreement”), dated as of March 31, 2021 (the “Effective Date”), is executed by and among (i) Acerus Pharmaceuticals Corporation, a corporation incorporated under the laws of Canada (“Acerus”) and Aytu BioPharma, Inc., a Delaware corporation (“Aytu”, and together with Acerus, the “Parties”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the License and Supply Agreement (as defined below).

RECITALS

WHEREAS, Acerus and Aytu are parties to that certain Amended and Restated License and Supply Agreement, effective as of July 29, 2019 (as amended or otherwise modified from time to time, the “License and Supply Agreement”);

WHEREAS, effective as of Effective Date, the parties have agreed to terminate the License and Supply Agreement; and

WHEREAS, the Parties anticipate that Acerus will require certain services from Aytu, which services Aytu has agreed to conduct, for a period of time following the termination of the agreement to facilitate the transition of Product sales booking to Acerus.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, which by this reference thereto are hereby incorporated into the body of this Agreement, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt, sufficiency and fairness of which are hereby acknowledged, the Parties agree as follows:

1.    Termination; Related Matters.

(a)    The Parties hereby agree to terminate the License and Supply Agreement in its entirety as of the Effective Date. As of the Effective Date, all rights and obligations of each Party under the Agreement shall cease (including all rights and licenses granted by either Party to the other Party thereunder except to the extent Aytu needs any such licenses to perform its obligations under Section 2 in which case such licenses shall cease as of the end of the Transition Period (as defined below)), and Aytu shall cease all sale, marketing and Promotion of Products in the Territory and shall have no further obligations thereafter to Commercialize Product in the Territory, except as set forth in this Agreement. The consequences of Termination as set forth in Section 14.3 of the License and Supply Agreement and the survival provisions set forth in Section 15.16 of the License and Supply Agreement are superseded by the terms of this Agreement; provided that Section 7.7(a), Section 9.1, Article 10, and Section 14.3(d) shall survive the termination of the License and Supply Agreement pursuant to this Agreement. For the avoidance of doubt, any Acerus Commission Payments due to Acerus for Product sales through and including the Effective Date shall be paid to Acerus in accordance with the terms of the License and Supply Agreement. At the end of the Transition Period, the Quality Agreement and the Safety Agreement will also be effectively terminated.

(b)    In consideration for Aytu relinquishing its rights under the License and Supply Agreement, Acerus will pay Aytu an aggregate amount equal to Seven Million Five Hundred Thousand Dollars (US$7,500,000.00) in monthly installment payments (the “Termination Payments”) equal to Two Hundred Fifty Thousand Dollars (US$250,000.00) per month for thirty (30) consecutive months with the first payment due on April 15, 2021 (the “Payment Period”); provided, that, in the event an Acerus Change of Control occurs during the Payment Period, all remaining and unpaid Termination Payments (including any outstanding and unpaid Late Payment Penalties and Late Payment Costs) shall become immediately due and payable immediately prior to the consummation of such Acerus Change of Control; provided further that, if Aytu brings a proceeding or action challenging the validity, scope, enforceability or ownership of any of the Acerus Patents or Acerus Trademarks (as defined in the License and Supply Agreement) prior to or during the Payment Period, Acerus shall have no further obligations to make any further Termination Payments and Aytu hereby agrees that such further Termination Payments would be automatically and irrevocably forfeited (it being understood, without limiting the generality of the foregoing, that Aytu specifically agrees that filing a request for re-examination, knowingly copying patent claims so as to institute an interference, or filing an opposition with respect to any of the Acerus Patents shall be deemed a challenge for the purpose of this Agreement). If Acerus fails to make any Termination Payment within fifteen (15) days of the date upon which such Termination Payment is due, then interest shall accrue on such payment on a daily basis from the date such payment was originally due at a rate equal to 10% per annum, or at the maximum rate permitted by applicable law, whichever is lower, and such interest shall be paid when such payment is made (“Late Payment Penalties”). Acerus shall also reimburse Aytu for all costs incurred by Aytu in collecting any late payments, including reasonable attorneys' fees and reasonable court costs actually and properly incurred (“Late Payment Costs”). During the Payment Period, Acerus shall be in compliance with all obligations to Acerus' creditors as and when such obligations are due and owing in the ordinary course of Acerus' business. Acerus shall notify Aytu, in writing, immediately of any and all events that have had or may have a material adverse effect on Acerus’ financial condition, including any sale, lease or exchange of a material portion of Acerus' assets, or the breach of any loan covenants or other material obligations of Acerus to its creditors.

For purposes of this Agreement, “Acerus Change of Control” shall mean (i) the closing of a merger, consolidation, liquidation or reorganization of Acerus into or with another company or other legal person, after which merger, consolidation, liquidation or reorganization the capital stock of Acerus outstanding prior to consummation of the transaction is not converted into or exchanged for or does not represent more than 50% of the aggregate voting power of the surviving or resulting entity; (ii) the direct or indirect acquisition by any person of more than 50% of the voting capital stock of Acerus, in a single or series of related transactions; or (iii) the sale, exchange, or transfer of all or substantially all of Acerus’ assets.

(c)    On the Effective Date, Acerus will repurchase all Product inventory (the “Repurchased Inventory”) held by Aytu as of the Effective Date, such Repurchased Inventory as more fully described on Schedule A attached hereto. The purchase price for the Repurchased Inventory (the “Repurchase Price”) shall be equal to approximately $138,144 (subject to change for additional orders placed prior to the Effective Date as provided in Schedule A). The Repurchase Price shall be paid no later than the end of the Transition Period (as defined below).

2.    Transition Services. From the Effective Date until such date that Acerus is able to book Product sales without Aytu’s assistance (but in no event later than July 31, 2021) (the “Transition Period”), Aytu will continue to perform all of its distribution related obligations under the License and Supply Agreement and shall use Commercially Reasonable Efforts to assist Acerus and book Acerus’ sales of Product to Third Parties following the Effective Date (“Post- Effective Date Sales”). Within thirty (30) days following the end of the Transition Period, Aytu shall pay to Acerus an amount equal to gross sales less applicable deductions and direct costs pursuant to Schedule B attached hereto (the “Transition Payment”) attributable to the Post- Effective Date Sales, as well as any final reconciliation amounts attributable to pre-Effective Date Sales, by wire transfer in immediately available funds to an account designated by Acerus. For the avoidance of doubt, upon payment of the Transition Payment, neither Aytu nor Acerus shall have any further payment obligations with respect to Post Effective Date Sales or pre-Effective Date sales, whether under this Agreement or under the License and Supply Agreement.

3.    Representations and Warranties

(a)    Each Party hereby represents and warrants to the other Party as follows, as of the Effective Date:

(1)	it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated;
(2)	it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder;
(3)

it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby;

(4)

this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms;

(5)

no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority, or any Third Party is required in connection with the execution, delivery and performance of this Agreement; and

(6)

neither the execution and delivery of this Agreement, consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of such Party’s organizational documents or any legal restriction or any agreement or instrument to such Party is a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing.

(b)    EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

(c)    Aytu hereby represents and warrants to Acerus as follows, as of the Effective Date and as of the end of the Transition Period:

(1)

it has not filed any patents or patent applications or any intellectual property of any kind that would claim Natesto®, and Aytu has not made any inventions that have not yet been filed but could be converted into intellectual property that would claim Natesto®, other than for those inventions, patent applications and intellectual property which have already been assigned to Acerus as of the Effective Date. Aytu hereby agrees that any such intellectual property and/or inventions that are not yet transferred to Acerus as of the end of the Transition Period are hereby automatically assigned to Acerus and that Aytu will take any and all steps, and will execute any and all documents required to give effect to the assignment of such intellectual property and/or inventions to Acerus promptly upon being requested to do so by Acerus;

(2)

Aytu has not recorded any encumbrances against any of Acerus’ intellectual property;Aytu has not received any written claims or notice of any challenges from any Third Party disputing the validity and enforceability of any of Acerus’ intellectual Property;

(3)	to the knowledge of Aytu, there are no threatened claims, interference, opposition or demand of any Third Party challenging the ownership, validity or scope of any of Acerus’ intellectual property;
(4)

Aytu has made all payments duly and properly owed to Acerus pursuant to the terms of the License and Supply Agreement other than for payment on account of the period from January 1, 2021 and onward, which payments will be made by Acerus in due course and in accordance with the License and Supply Agreement.

4.	Indemnification; Releases.

(a)    Indemnification by Aytu. Subject to Sections 4(c) and 4(d), Aytu shall indemnify, defend and hold Acerus, its Affiliates, and their respective directors, officers, employees consultants, contractors, licensees, sublicensees and agents (collectively, the “Acerus Indemnitees”) harmless from and against any and all claims, suits, proceedings or causes of action (including, without limitation, in connection with any claim of property damage, bodily injury or death) (“Claims”) brought by a Third Party against such Acerus Indemnitee, including any damages or other amounts payable to such Third Party, as well as any reasonable attorneys’ fees and costs of litigation incurred as to any such Claim until the indemnifying Party has acknowledged that it will provide indemnification hereunder with respect to such Claim as provided below (collectively, “Damages”), in each case resulting from or based on: (a) any Promotion, sale, use, importation, storage, handling, distribution or offer for sale or sale of Product by Aytu or any of its Affiliates, licensees or sublicensees prior to the Effective Date pursuant to the License and Supply Agreement, (b) Aytu’s breach of this Agreement or, prior to the Effective Date, the License and Supply Agreement; (c) breach of a contractual or fiduciary obligation owed by Aytu to a Third Party (including without limitation misappropriation of trade secrets); (d) the negligence or willful misconduct of, or violation of Applicable Law by Aytu, its Affiliates, licensees or sublicensees, or their respective employees, contractors or agents in the performance of this Agreement or, prior to the Effective Date, the License and Supply Agreement. The foregoing indemnity obligation shall not apply to the extent such Claims or Damages result from any matter for which Acerus is required to indemnify Aytu pursuant to this Agreement.

(b)    Indemnification by Acerus. Subject to Sections 4(c) and 4(d) below, Acerus shall indemnify, defend and hold Aytu, its Affiliates, and their respective directors, officers, employees consultants, contractors, licensees, sublicensees and agents (collectively, the “Aytu Indemnitees”) harmless from and against any and all Claims brought by a Third Party against such Aytu Indemnitee, including any Damages resulting therefrom, in each case to the extent resulting from or based on: (a) any development work (including pre-clinical, clinical, manufacturing, or quality- related) done by Acerus for Product; (b) any Promotion, sale, use, importation, storage, handling, distribution or offer for sale or sale of Product by Acerus or any of its Affiliates, licensees or sublicensees; (c) Acerus’ breach of this Agreement or, prior to the Effective Date, the License and Supply Agreement; (d) the negligence or willful misconduct of, or violation of Applicable Law by, Acerus, its Affiliates, licensees or sublicensees, or their respective employees, contractors or agents in the performance of this Agreement, or, prior to the Effective Date, the License and Supply Agreement; (e) breach of a contractual or fiduciary obligation owed by Acerus to a Third Party (including without limitation misappropriation of trade secrets); (f) intellectual property infringement, trademark infringement, unfair competition, false designation of origin, trademark dilution, passing off or misappropriation related to the Acerus Intellectual Property, Acerus Trademarks, the Products, or any other property provided by Aytu under this Agreement or the License and Supply Agreement, including with respect to the development, Manufacture, use, sale, import, marketing or Promotion of Product; (g) any Acerus Manufacturing Defect; or (h) the use, development, Commercialization of the Product by or on behalf of Acerus by any Person other than Aytu. An “Acerus Manufacturing Defect” shall be a defect in the Manufacturing or other similar defect in Product where the Product (as manufactured by or for Acerus) is not Manufactured in accordance with the Specifications, the terms of this Agreement, the Regulatory Approval, Regulatory Requirements, and/or all other Applicable Laws. The foregoing indemnity obligation shall not apply to any Damages to the extent such Damages result from any matter for which Aytu is required to indemnify Acerus pursuant to this Agreement.

(c)    Indemnification Procedures. A Party seeking indemnification under Section 4(a) or 4(b) hereof (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any claim, lawsuit or other action in respect of which the Indemnitee, its Affiliates, or any of their respective directors, officers, employees and agents intend to claim such indemnification. The Indemnitee shall permit, and shall cause its Affiliates and their respective directors, officers, employees and agents to permit the Indemnitor to have complete control of such defense (except as set forth below) so long as it promptly assumes the defense and prosecutes the defense with appropriate diligence and care. The Party controlling the defense hereunder (the “Defending Party”) shall have the authority, at its discretion, to settle any such claim, lawsuit or other action only with the prior written consent of the Party who is not controlling the defense (the “Non-Defending Party”); provided, however, that such consent shall not be unreasonably withheld, delayed or conditioned so long as such settlement contains an unconditional release of each Non-Defending Party and does not contain any admission of negligence, misconduct, liability or responsibility by or on behalf of any Non-Defending Party. The Defending Party and the Non- Defending Party, and their respective Affiliates, and their respective directors, officers, employees and agents shall cooperate fully with each other and their respective legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification. The Defending Party shall keep the Non-Defending Party reasonably informed of the progress of the action and shall consider the comments and observations of the Non-Defending Party timely given in the course of the proceedings. If the Indemnitor is the Defending Party, the Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense. Notwithstanding the foregoing, the Indemnitee may be represented by separate counsel at the expense of the Indemnitor if a conflict of interest exists between the interests of the Indemnitor and Indemnitee so that a single counsel representing Indemnitor cannot adequately defend the rights of the Indemnitee.

(d)    Survival of Indemnification Obligations. The provisions of this Section 4 shall survive the termination or expiration of this Agreement.

(e)    Release

(1)

Acerus, for itself and on behalf of its Affiliates, and each of their respective current or past directors, officers, stockholders, employees, agents, and insurers and their respective successors, heirs, assigns and representatives, or anyone claiming through any of the foregoing (collectively, the “Acerus Releasors”), hereby completely, irrevocably, fully, finally, and forever release, relinquish, waive and discharge Aytu and its Affiliates, and each of them, including their present and former parents, subsidiaries, predecessors, successors, assigns, and any of their respective current or past officers, directors, employees, agents, insurers, and their respective successors, heirs, assigns and representatives (collectively, the “Aytu Releasees”), of and from any and all liabilities, claims, actions, causes of action, judgments, demands, costs and expenses of any kind, whether known or unknown (collectively, “Losses”), that the Acerus Releasors, or any of them, had, has, may have or may ever claim to have against the Aytu Releasees, or any of them, under or directly or indirectly related to the License and Supply Agreement, based upon facts and circumstances arising or existing on or before the Effective Date; provided, however, that the foregoing release shall not extend to any Acerus Commission Payments owing to Acerus under the License and Supply Agreement immediately prior to the Effective Date, and (iii) any indemnity obligations under this Agreement.

(2)

Aytu, for itself and on behalf of its Affiliates, and each of their respective current or past directors, officers, stockholders, employees, agents, and insurers and their respective successors, heirs, assigns and representatives, or anyone claiming through any of the foregoing (collectively, the “Aytu Releasors”), hereby completely, irrevocably, fully, finally, and forever release, relinquish, waive and discharge Acerus and its Affiliates, and each of them, including their present and former parents, subsidiaries, predecessors, successors, assigns, and any of their respective current or past officers, directors, employees, agents, insurers, and their respective successors, heirs, assigns and representatives (collectively, the “Acerus Releasees”), of and from any and all Losses that the Aytu Releasors, or any of them, had, has, may have or may ever claim to have against the Acerus Releasees, or any of them, under or directly or indirectly related to the License and Supply Agreement, based upon facts and circumstances arising or existing on or before the Effective Date; provided, however, that the foregoing release shall not extend to any indemnity obligations under this Agreement.

(3)

Notwithstanding any provision of this Agreement to the contrary, nothing herein shall be deemed to (i) release, acquit or discharge any Acerus Releasee or any Aytu Releasee from its obligations (if any) under this Agreement or any claim arising from any breach of such obligations or (ii) otherwise limit or impair any obligation of any Acerus Releasee or any Aytu Releasee under this Agreement (including any indemnification obligation under Section 4(a) or 4(b), as applicable).

5.    Miscellaneous Provisions. Article 10 (Confidentiality), Section 12.6, Section 12.7(b) Section 12.8, Section 13.5, Section 14.3(d) of the License and Supply Agreement shall apply to this Agreement mutatis mutandis and shall survive the termination or expiration of this Agreement indefinitely, except for Section 12.6 and 12.7(b) which shall survive until the expiration of the Payment Period.

6.    Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any Party shall be in writing and shall be deemed given only (a) when delivered to the Party personally, (b) five (5) days after sent to the Party by registered mail, return receipt requested, postage prepaid, (c) the second Business Day after sent by a nationally recognized courier service guaranteeing next-day or second-day delivery, charges prepaid, in each case addressed to the Party at its address set forth below, or (d) when transmitted as a PDF attachment to an e-mail (with response e-mail confirming receipt) and followed with a copy by first class certified or registered mail, postage prepaid, return receipt requested, or at such other address as such Party may from time to time specify by notice given in the manner provided herein to the Party entitled to receive notice hereunder:

For Acerus:	Acerus Pharmaceuticals Corporation
2486 Dunwin Drive Mississauga, Ontario L5L 1J9
Attn: Chief Executive Officer
Email: egudaitis@aceruspharma.com

For Aytu:	373 Inverness Parkway, Suite 206

Englewood, CO 80112 USA Attn: Chief Executive Officer

E-mail: josh.disbrow@aytubio.com

7.    Entire Agreement. This Agreement (including any Schedules other attachments hereto or thereto, as applicable) constitutes the entire agreement between the Parties with respect to the subject matter hereof, and no oral or written statement may be used to interpret or vary the meaning of the terms and conditions hereof.

8.    Assignment. Neither Party may assign or otherwise transfer this Agreement without the prior written consent of the other Party; provided that, subject to Section 1(b), either Party may assign this Agreement without the consent of the other Party to any Affiliate or in connection with the acquisition of such Party or the sale of all or substantially all of the assets of such Party. Any assignment of this Agreement in violation of this Section 8 shall be null and void. Assignment of this Agreement by either Party shall not relieve the assignor of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

9.    Independent Contractor. Each Party shall be acting as an independent contractor in performing under this Agreement and shall not be considered or deemed to be an agent, employee, joint venturer or partner of the other Party.

10.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

11.    No Third Party Beneficiaries. Except as provided in Article 4 in respect to Acerus Indemnitees and Aytu Indemnitees, nothing in this Agreement, either express or implied, is intended to or shall confer upon any Third Party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.    Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by authorized representatives of Aytu and Acerus.

13.    Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America (without giving effect to principles of conflicts of laws that would require the application of any other law) and the federal laws of the U.S., in each case without reference to choice of law rules. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan (and of the appropriate appellate courts therefrom) in any such proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding in any such court or that any such proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in this Section 12 shall be deemed effective service of process on such party.

14 No Waiver. The failure of either Party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such Party thereafter to enforce such provisions.

15.    Counterparts. This Agreement may be executed in one or more counterparts, and by the respective Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

16.    Further Assurances. Each Party shall perform all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect to this Agreement.

17.    Press Release: The parties agree that each party’s public announcement of the execution of this Agreement shall be approved by the other party, with such approval not to be unreasonably withheld, conditioned, or delayed, and the parties have cooperated in drafting their respective press releases and attached them hereto as Exhibit A and Exhibit B, respectively. Neither party shall make any other statement to the public regarding the execution and/or any other aspect of the subject matter of this Agreement, except: (i) where a party reasonably believes disclosure is required under applicable laws (including the rules and regulations of the United States Securities and Exchange Commission and the NASDAQ Stock Market), and (ii) either party may use the text of a statement previously approved by the other party.

18.    No Disparagement. Acerus and Aytu agree not to disparage, defame, libel or slander the other or the other’s products or their current or former shareholders, members, directors, managers, officers, employees, representatives or agents. Notwithstanding the foregoing, nothing in this Agreement shall preclude any employee, agent or representative of a Party from making truthful statements in compliance with applicable law, regulation or legal process.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

ACERUS PHARMACEUTICALS CORPORATION

By:         Name: Edward Gudaitis

Title: President & CEO

AYTU BIOPHARMA, INC.

By:         Name: Josh Disbrow

Title: Chairman & CEO

Exhibit A

Aytu Press Release

Aytu BioPharma Divests U.S. Rights to Natesto® to Acerus Pharma

Strategic Transaction Provides $7.5M in Non-Dilutive Capital and Enables Pediatric and ADHD Product Focus Following the Recently Closed Merger with Neos Therapeutics

Englewood, CO, April 1, 2021 - Aytu BioPharma, Inc. (NASDAQ: AYTU) a specialty pharmaceutical company focused on commercializing novel therapeutics and consumer healthcare products, today announced the signing of an agreement with Acerus Pharmaceuticals Corporation (TSX: ASP, OTCQB: ASPCF) whereby Acerus will acquire all remaining rights to Natesto in the United States from Aytu. In consideration, Aytu will receive $7.5M in cash from Acerus, which is payable in $250,000 monthly payments over 30 months. Additionally, Acerus will assume all product responsibilities associated with Natesto following the April 1, 2021 effective date. Aytu will provide transition support to Acerus over a 120-day transition period.

“This strategic transaction is an important milestone for Aytu BioPharma as it solidifies our go- forward therapeutic focus on pediatric medicine and plan to become a leading specialty pediatrics company,” said Josh Disbrow, Chief Executive Officer of Aytu BioPharma. He further commented, “In conjunction with finalizing and closing the merger with Neos Therapeutics, we conducted a strategic review of our legacy Rx business. Following that review, we believe focusing commercial efforts on our newly expanded portfolio of ADHD and pediatric products provides the best opportunity to increase shareholder value. As such we will deploy our resources and sales force accordingly against pediatricians and ADHD clinicians as the newly formed Aytu BioPharma.” Along with receiving $7.5M in cash, Acerus will purchase all on-hand Natesto inventory from Aytu.

About Aytu BioPharma, Inc.

Aytu BioPharma is a specialty pharmaceutical company with a growing commercial portfolio of prescription therapeutics and consumer health products. The company’s primary prescription products treat attention deficit hyperactivity disorder (ADHD) and other common pediatric conditions. Aytu markets ADHD products Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING), Cotempla XR-ODT® (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING), and Adzenys-ER® (amphetamine) extended-release oral suspension (see Full Prescribing Information, including Boxed WARNING). The company’s other pediatric products include Karbinal® ER (carbinoxamine maleate), an extended-release carbinoxamine (antihistamine) suspension indicated to treat numerous allergic conditions, and Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary fluoride- based prescription vitamin product lines containing combinations of fluoride and vitamins in various formulations for infants and children with fluoride deficiency. The company’s evolution has been driven by strategic in-licensing, acquisition-based transactions and organic product growth. As Aytu continues this trajectory, the company is building a complimentary therapeutic development pipeline that will address significant unmet needs. For more information, please visit aytubio.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this press release, are forward-looking statements. Forward-looking statements are generally written in the future tense and/or are preceded by words such as ''may,'' ''will,'' ''should,'' ''forecast,'' ''could,'' ''expect,'' ''suggest,'' ''believe,'' ''estimate,'' ''continue,'' ''anticipate,'' ''intend,'' ''plan,'' or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. All statements other than statements of historical facts contained in this presentation, are forward-looking statements, including but not limited to any statements regarding future growth of the company’s product offerings and expansion of its development and commercial pipeline. Please also refer to the risks described in ''Risk Factors'' in Part I, Item 1A of Aytu's Annual Report on Form 10-K and in the other reports and documents it files with the Securities and Exchange Commission.

###

Contact for Media and Investors:

Sarah McCabe

Stern Investor Relations

sarah.mccabe@sternir.com

Exhibit B

Acerus Press Release

Acerus Buys Back All Remaining U.S. Rights for NATESTO® From Aytu

Acerus Assumes Full NATESTO Ownership from Aytu BioPharma, Accelerating Path to Becoming Fully Integrated Specialty Pharmaceutical Company

Toronto, Canada, April 1st, 2021 – Acerus Pharmaceuticals Corporation (TSX:ASP, OTCQB:ASPCF) (“Acerus” or the “Company”), a speciality pharmaceutical company focused on the commercialization of novel prescription products in Men’s Health, today announced the signing of an agreement with Aytu BioPharma (f/k/a Aytu BioScience), whereby Acerus bought back all remaining rights to NATESTO in the

U.S. that were not already returned to Acerus as part of the 2019 Amended and Restated Agreement with Aytu. Acerus launched promotional efforts to key Urology and Endocrinology specialists in August of 2020. Following early growth in the specialty segment, assuming full ownership of NATESTO fulfills Acerus’ mission to build and leverage a robust commercial business unit in the U.S.

Acerus has agreed to purchase these rights from Aytu for 7.5M USD, paid evenly over 30 monthly installments and will assume all product responsibilities following the effective date. Acerus expects these payments to be funded from net revenues generated by NATESTO. In addition to Acerus detailing to Specialty HCPs, Acerus will now gain full distribution rights and full reporting of net revenues. To ensure a smooth transition, Aytu has agreed to assist Acerus throughout a 120-day Transition period from the effective date. During this transition period, Aytu will continue to provide distribution of NATESTO under the terms of the existing License and Supply Agreement.

“Purchasing the full rights for NATESTO in the U.S. allows us to continue our transformation into becoming a leading innovative specialty pharmaceutical company”, said Ed Gudaitis, President and Chief Executive Officer of Acerus. “Owning distribution in the U.S. is a key step in our transformation, providing us with the opportunity and flexibility to maximize the value and clinical differentiation of NATESTO.”

About Acerus

Acerus Pharmaceuticals Corporation is a Canadian-based specialty pharmaceutical company focused on the commercialization and development of innovative prescription products that improve patient experience, with a primary focus in the field of men’s health. The Company commercializes its products via its own salesforce in the United States and Canada, and through a global network of licensed distributors in other territories.

Acerus’ shares trade on TSX under the symbol ASP and on OTCQB under the symbol ASPCF. For more information, visit www.aceruspharma.com and follow us on Twitter and LinkedIn.

Notice Regarding Forward-Looking Statements

Information in this press release that is not current or historical factual information may constitute forward looking information within the meaning of securities laws. Implicit in this information are assumptions regarding our future operational results. These assumptions, although considered reasonable by the company at the time of preparation, may prove to be incorrect. Readers are cautioned that actual performance of the company, including with respect to the commercial success of NATESTO in the U.S., is subject to a number of risks and uncertainties, and could differ materially from what is currently expected as set out above. For more exhaustive information on these risks and uncertainties you should refer to our annual information form dated March 10, 2021 which is available at www.sedar.com. Forward-looking information contained in this press release is based on our current estimates, expectations and projections, which we believe are reasonable as of the current date. You should not place undue importance on forward- looking information and should not rely upon this information as of any other date. While we may elect to, we are under no obligation and do not undertake to update this information at any particular time, whether as a result of new information, future events or otherwise, except as required by applicable securities law.

Company Contact

ir@aceruspharma.com

Investor Relations Contact

Chris Witty

Acerus Investor Relations

(646) 438-9385

cwitty@darrowir.com

Schedule A

Schedule of Natesto Inventory at March 26, 2021

	Lot #	Expire Date	Location	3/26/2021	Cost Per Unit	Total Value
Natesto	0F1710	5/26/2023	Mckesson 3PL	4,434	$12.00	$53,226
Natesto	0F1710	5/26/2023	Woodfield 3PL	5,266	$12.00	$63,214
Natesto	0F1710	5/26/2023	Procare - Consignment Inventory	1,808	$12.00	$21,704
					Subtotal	$138,144

Note: the purpose of this Exhibit is to provide for the inventory on hand at March 26, 2021, in order to establish the general inventory levels as near as possible to the Effective Date. However, this is subject to change in the event customers order product between March 26, 2021 and the Effective Date.

Schedule B

Transition Period Settlement

Note: The purpose of this Schedule B is to define the calculation of the Transition Period payment contemplated in the Termination and Transition Agreement and any final reconciliation needed to be made on account of sales pre- Effective Date.

I.	Amounts Owed to Aytu

Item #	Component			Amounts
$
1	3PL Fees			[●]
	●	Aytu will allocate 20% of the 3PL fees until such time that Acerus is able to engage its own United States commercial presence with a Third-Party Logistic (3PL) provider, except 3PL fees occurring prior to the Effective Date. 3PL fees occurring prior to the Effective Date will be reimbursed pursuant to the terms of License and Supply Agreement.

2	Return Deductions			[●]
	●	All cash deductions taken by customers from returns of Natesto that impact Aytu BioPharma’s collections, except return deductions occurring prior to the Effective Date. Return deductions occurring prior to the Effective Date will be reimbursed pursuant to the terms of License and Supply Agreement.
	●	Expected that this will decline over time upon Acerus engaging its own United States commercial presence with a Third-Party Logistic (3PL) provider.

3	Aytu Legacy Coupon/Rebate Program			[●]
	●	Charges related to Aytu legacy Coupon/rebate program, except charges occurring prior to the Effective Date. Aytu legacy Coupon/rebate program charges occurring prior to the Effective Date will be reimbursed pursuant to the terms of License and Supply Agreement.
While Aytu will cease actively utilizing program coupons/rebates effectively immediately upon the effectiveness of this Termination and Transition Agreement, there will be the potential for a periodic charge related to the wind-down of these programs.

4	Destruction Costs			[●]
	●	Any Legacy destruction costs as Acerus works on engaging its own United States commercial presence with a 3PL, except destruction costs that relate to inventory not repurchased by Acerus at the Effective Date. Destruction costs that relate to inventory not repurchased by Acerus prior to the Effective Date will be reimbursed pursuant to the terms License and Supply Agreement.

5	Any Other Costs Associated with Natesto
	●	Any costs that are attributable to Natesto will be included in the net settlement calculation, and Aytu will provide support for any and all such costs, except other costs occurring prior to the Effective Date.
Other costs occurring prior to the Effective Date will be reimbursed pursuant to the terms of License and Supply Agreement.

		Total Owed by Acerus	$	[●]

II.	Amounts owed to Acerus

Item #	Component		Amounts
1	Net Cash collected on Natesto Sales	$	[●]
Total net cash collected by Aytu’s 3PL from the payment of outstanding Natesto customer trade accounts receivable resulting from sales subsequent to the Effective Date.
For greater certainty, net cash collected excludes collections on sales made prior to the Effective Date.
2	Other Cash Collections		[●]
● Any other potential cash collected by Aytu BioPharma, Inc. on behalf of Acerus.
● Not expected to be significant, and this is just to cover anything out of the ordinary.
3	Acerus Legacy Coupon / Rebate program
● Invoices submitted to Acerus for Coupons and Rebates post the Effective Date but occurring prior to the Effective Date will be reimbursed pursuant to the terms of License and Supply Agreement.

	Total Owed by Acerus	$	[●]